  EXHIBIT 99.1

@robert_ivanhoe @ivanhoeelectric www.ivanhoeelectric.com

June 8, 2023

Ivanhoe Electric Announces the Election of Directors at its Annual Meeting of Stockholders

PHOENIX, ARIZONA – Ivanhoe Electric Inc. (“Ivanhoe Electric”) (NYSE American: IE; TSX: IE) announces the results of voting by shareholders at its 2023 Annual Meeting of Stockholders (the “Annual Meeting”) held today in Tempe, Arizona. The election of the director nominees was confirmed with voting results as follows:

Director Nominee	Votes For	% For	Against	% Against	Withheld	% Withheld
Robert Friedland	73,927,159	98.00%	1,510,836	2.00%	580	0.00%
Taylor Melvin	75,340,904	99.87%	97,061	0.13%	610	0.00%
Russell Ball	68,258,527	90.48%	7,179,438	9.52%	610	0.00%
Hirofumi Katase	74,221,317	98.39%	1,216,648	1.61%	610	0.00%
Patrick Loftus-Hills	75,414,191	99.97%	23,773	0.03%	611	0.00%
Victoire de Margerie	75,347,441	99.88%	90,533	0.12%	601	0.00%
Priya Patil	67,869,386	89.97%	7,568,338	10.03%	851	0.00%
Ronald Vance	75,419,891	99.98%	17,884	0.02%	800	0.00%

In addition, shareholders ratified the appointment of Deloitte LLP as Ivanhoe Electric’s independent registered public accounting firm for the fiscal year ending December 31, 2023 with 78,208,824 shares voted for (99.97%), 23,575 voted against (0.03%) and 115 withheld (0.00%).

A total of 78,232,514 or 84.15% of Ivanhoe Electric’s issued and outstanding shares were represented at the Annual Meeting.

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About Ivanhoe Electric

Ivanhoe Electric is an American technology and mineral exploration company that is re-inventing mining for the electrification of everything by combining advanced mineral exploration technologies, renewable energy storage solutions and electric metals projects predominantly located in the United States. Ivanhoe Electric uses its Typhoon™ transmitter, an accurate and powerful geophysical survey system, together with advanced data analytics provided by its subsidiary, Computational Geosciences Inc., to accelerate and de-risk the mineral exploration process as well as to potentially discover deposits of critical metals that may otherwise be undetectable by traditional exploration technologies. Through its controlling interest in VRB Energy, Ivanhoe Electric also develops and manufactures advanced grid-scale vanadium redox battery storage systems. Finally, through advancing its portfolio of electric metals projects located primarily in the United States, headlined by the Santa Cruz Copper Project in Arizona and the Tintic Copper-Gold Project in Utah, as well as projects in Montana, Nevada, Oregon and North Carolina, Ivanhoe Electric is also well positioned to support American supply chain independence by delivering the critical metals necessary for electrification of the economy.

Contact Information

Investors: Valerie Kimball, Director, Investor Relations 720-933-1150

Follow us on Twitter

Ivanhoe Electric’s Executive Chairman Robert Friedland: @robert_ivanhoe

Ivanhoe Electric: @ivanhoeelectric

Ivanhoe Electric’s website at www.ivanhoeelectric.com should be considered Ivanhoe Electric’s recognized distribution channel for purposes of the Securities and Exchange Commission’s Regulation FD (“Reg FD”).

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